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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 27, 2011

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.07                      Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of Providence and Worcester Railroad Company (the “Company”) was held on April 27, 2011 (the “Annual Meeting”) in Worcester, Massachusetts.  Of the 4,824,361 shares of the Company's Common Stock and 640 shares of the Company's Preferred Stock outstanding as of the record date, 3,587,882 shares of Common Stock (or approximately 74%) and 515 shares of Preferred Stock (or approximately 80%) were present or represented by proxy at the Meeting.  At the Meeting, shareholders voted:

1.           To elect three (3) directors by the holders of Common Stock and six (6) directors by the holders of Preferred Stock to serve for terms of one (1) year and until their successors are duly elected and qualified, as follows:

Name	Votes For	Votes Withheld

Common Stock Director Nominees:
Richard W. Anderson	3,262,125	325,757
Robert H. Eder	2,425,876	1,162,006
Paul F. Titterton	3,520,998	66,884

Preferred Stock Director Nominees:
Frank W. Barrett	515	0
P. Scott Conti	515	0
J. Joseph Garrahy	512	3
James C. Garvey	512	3
John J. Healy	512	3
David McQuade	512	3

2.           To reject a shareholder proposal that the Company adopt a policy to provide shareholders the opportunity to vote annually upon an advisory (non-binding) resolution to approve the compensation of the Chairman of the Company.

Common Stock

Votes For	Votes Against	Votes Abstaining

327,028	3,238,558	22,296

Preferred Stock

Votes For	Votes Against	Votes Abstaining

0	515	0

3.           To approve an advisory (non-binding) resolution providing shareholders an opportunity to approve the compensation of its named executives officers as described in the Proxy Statement.

Common Stock

Votes For	Votes Against	Votes Abstaining

3,073,069	77,470	437,343

Preferred Stock

Votes For	Votes Against	Votes Abstaining

515	0	0

4.           To approve an advisory (non-binding) resolution providing shareholders an opportunity to vote on named executive officers’ compensation once every three years.

Common Stock

1 Year	2 Years	3 Years	Abstain

1,296,416	56,586	1,819,246	415,634

Preferred Stock

1 Year	2 Years	3 Years	Abstain

0	0	515	0

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/ P. Scott Conti P. Scott Conti President

Dated:  April 27, 2011